Exhibit 8.1

New York Northern California Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP

450 Lexington Avenue
New York, NY 10017

May 25, 2018

GoodBulk Ltd.
7 Rue de Gabian
Gildo Pastor Center, Monaco 98000

Ladies and Gentlemen:

We are acting as United States counsel to GoodBulk Ltd. (the “Company”) in connection with the preparation of the Registration Statement on Form F-1 (the “Registration Statement”) and the related Prospectus (the “Prospectus”) filed with the United States Securities and Exchange Commission by the Company for the purpose of registering under the United States Securities Act of 1933 (the “Act”) the Company’s common shares.

We, as your counsel, have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of rendering this opinion.

We hereby confirm that our opinion as to the material U.S. federal income tax consequences to U.S. Holders of an investment in common shares, subject to the limitations, qualifications and assumptions set forth therein, is set forth in full under the caption “Tax Considerations – U.S. Federal Income Tax Considerations” in the Prospectus.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the captions “Tax Considerations – U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus included in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this letter. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP